Exhibit 99.3

Non-GAAP Financial Measures

The United States Securities and Exchange Commission requires public companies, such as Energen Corporation (the Company), to reconcile Non-GAAP (GAAP refers to generally accepted accounting principles) financial measures to related GAAP measures. After-tax Cash Flows are Non-GAAP financial measures. Energen believes after-tax cash flows are relevant because they are a measure of cash available to fund the Company's capital expenditures, dividends, debt reduction, and other investments.

Reconciliation To GAAP Information

($ in millions)

	Years Ended 12/31
	2009 Actual	2010 Estimate (e)			2011 Estimate (e)
Net Income (GAAP)	256	286	—	293	230	—	260
Depreciation, depletion and amortization	235	250	—	250	268	—	268
Deferred income taxes, net	85	127	—	127	110	—	110

After-tax Cash Flows (Non-GAAP)	576	663	—	670	608	—	638
Changes in assets and liabilities and other adjustments*	103	33	—	33	—	—	—

Net Cash Provided by Operating Activities (GAAP)	679	696	—	703	608	—	638

*	Not projected for 2011

(e)

This estimate is a “forward-looking statement” as defined by the Securities and Exchange Commission. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.